Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Preliminary Estimate of First Quarter 2024 Operating Results and Earnings Release and Conference Call Schedule

Dallas, Texas – July 17, 2023 – Capital Southwest Corporation (“Capital Southwest”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, is pleased to announce its preliminary operating results for the first quarter of its 2024 fiscal year (quarter ended June 30, 2023) and its first quarter 2024 earnings release and conference call schedule.

Capital Southwest’s preliminary estimate of its first quarter 2024 pre-tax net investment income is in the range of $0.66 to $0.67 per share. The preliminary estimate of its net investment income for the same period is in the range of $0.64 to $0.65 per share. Additionally, Capital Southwest’s preliminary estimate of its net asset value per share as of June 30, 2023 is in the range of $16.35 to $16.40. Finally, Capital Southwest’s preliminary estimate of its regulatory leverage as of June 30, 2023 is 0.86x to 0.88x debt to equity.

Capital Southwest will release its finalized first quarter 2024 results on Monday, August 7, 2023, after the market closes. In conjunction with the release, Capital Southwest has scheduled a live webcast on Tuesday, August 8, 2023, at 11:00 a.m. Eastern time. Investors may participate in the webcast.(1)

By Webcast:
Connect to the webcast using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by going to the following web-page https://edge.media-server.com/mmc/p/u3nrxpe8. Please log in at least 10 minutes in advance to register and download any necessary software. A replay of the webcast will be available on Capital Southwest's website shortly after the call.

Live Call Participation:
Participants who want to join the call and ask a question must register using the following URL: https://register.vevent.com/register/BI78d3f732b25743edb7ea8eee7bdca9c9. Once registered, participants will receive the dial-in numbers and a unique PIN number. When participants dial in, they will input their PIN and be placed into the call. Registration is still possible even after the event has started.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.2 billion in investments at fair value as of March 31, 2023. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $35 million investments across the capital structure, including first lien, second lien, and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains forward-looking statements and provides historical information with respect to the business and investments of Capital Southwest, including, but not limited to, the preliminary estimates of its first quarter 2024 fiscal year financial information and results, which are based on current information available to Capital Southwest as of the date hereof. The preliminary estimates of the first quarter 2024 fiscal year financial information and estimated results furnished above are based on Capital Southwest management’s preliminary determinations and current expectations, and such information is inherently uncertain. The preliminary estimates may not align with Capital Southwest’s actual results of operations for the period, which will not be known until Capital Southwest completes its customary quarter-end closing, including the determination of the fair value of Capital Southwest’s portfolio investments. As a result, actual results could differ materially from the current preliminary estimates based on adjustments made during Capital Southwest’s quarter-end closing and review procedures, and Capital Southwest’s reported information in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 may differ from this information, and any such differences may be material. In addition, the information furnished above does not include all of the information regarding Capital Southwest’s financial condition and results of operations for the quarter ended June 30, 2023 that may be important to readers. As a result, readers are cautioned not to place undue reliance on the information furnished in this press release and should view this information in the context of Capital Southwest’s full first quarter 2024 results when such results are disclosed by Capital Southwest in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. The information furnished in this press release is based on current expectations of Capital Southwest’s management that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information.

Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on Capital Southwest’s business and its portfolio companies; regulatory changes; tax treatment; Capital Southwest’s ability to operate its wholly owned subsidiary Capital Southwest SBIC I, LP, as a small business investment company; an economic downturn and its impact on the ability of Capital Southwest’s portfolio companies to operate and the investment opportunities available to it; the impact of supply chain constraints and labor shortages on Capital Southwest’s portfolio companies; and the elevated levels of inflation and its impact on Capital Southwest’s portfolio companies and the industries in which it invests.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2023 and any subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829

(1) No information contained on our website or disclosed on the August 8, 2023 conference call, including the webcast, is incorporated by reference into this press release or any of our filings with the SEC, and you should not consider that information to be part of this press release or any other such filing.